                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING
                                  (Check One):

[   ]Form 10-K  [   ]Form 20-F  [   ]Form 11-K  [ X ]Form 10-Q  [   ]Form N-SAR
     For Period Ended: nine-months ended September 30, 1996
     [   ]Transition Report on Form 10-K
     [   ]Transition Report on Form 20-F
     [   ]Transition Report on Form 11-F
     [   ]Transition Report on Form 10-Q
     [   ]Transition Report on Form N-SAR
     For the Transition Period Ended:

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     Read Attached Instruction Sheet Before Preparing Form.  Please Print or
Type.
     Nothing in this form shall be constructed to imply that the Commission has verified any information contained herein.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: not applicable

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Part I--Registrant Information
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     Full Name of Registrant:                RYKA INC.
     Former Name if Applicable:
     Address of Principal Executive Office:  555 South Henderson Road
                                             King of Prussia, PA 19406

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Part II--Rules 12b-25 (b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[ X ]Yes  [   ]No

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due
date; and          [ X ]Yes  [   ]No

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.     [   ]Yes  [ X ]No

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Part III--Narrative
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State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

           The registrant is in the process of reviewing certain items in its financial statements to determine if adjustments are required, and this process has not been completed as of the date hereof.

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Part IV--Other Information
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     (1) Name and telephone number of person to contact in regard to this notification

       Steven A. Wolf, Chief Financial Officer     (610)         337-2200
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       (Name)                                    (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

     [ X ]Yes  [   ]No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

     [   ]Yes  [ X ]No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                   RYKA INC.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 15, 1996    By    /s/ Steven A. Wolf
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                               Name:   Steven A. Wolf
                               Title:  Chief Financial Officer